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Exhibit 10.6

CONFIDENTIAL

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

        This Separation Agreement and General Release of Claims ("Agreement") is entered into between UTI Corporation, a Maryland corporation ("UTI-MD"), Medical Device Manufacturing, Inc., a Colorado Corporation ("Employer"), UTI Corporation, a Pennsylvania corporation ("UTI-PA") and Andrew D. Freed ("Employee"), as of this 14th day of September, 2003.

        WHEREAS, Employee is employed as a salaried executive holding the title of President and Chief Executive Officer of UTI-MD and Employer;

        WHEREAS, Employee is a member of the boards of directors of Employer and UTI-MD, currently serving as Chairman of the Board of each such board;

        WHEREAS, Employee is currently employed by Employer pursuant to an Employment Agreement entered into between Employer, UTI-PA and Employee dated May 31, 2000 (the "Original Employment Agreement") as amended in an Amendment dated June 16, 2003 (the "Amendment") (the Original Employment Agreement and the Amendment hereinafter collectively referred to as the "Employment Agreement");

        WHEREAS, Employee currently holds certain options to acquire the stock of UTI-MD granted to him pursuant to the UTI Corporation Key Executive Deferred Compensation Plan effective May 31, 2000 (the "Deferred Compensation Plan") and the MDMI Holdings, Inc. Amended and Restated 2000 Stock Option and Incentive Plan (the "Option Plan"); and

        WHEREAS, Employer and Employee wish to alter the nature of their relationship and have reached an agreement under which Employee will cease his employment with Employer, the parties will release any and all claims against one another, and resolve any and all disputes between the parties based on, relating to or arising from Employee's employment with Employer, his service as an officer or board member of UTI-MD, Employer or any of their subsidiaries, or the terms and conditions of Employee's employment.

        NOW THEREFORE, Employee and Employer, UTI-MD and UTI-PA, each intending to be legally bound hereby, agree as follows:

          1.    Separation Date.    Effective upon the close of business on September 30, 2003 (the "Separation Date"), Employee shall cease to be employed by Employer. Upon execution of this Agreement, Employee shall resign all positions held by him as an officer of UTI-MD and as an officer and director of Employer and any of their respective subsidiaries. Employee agrees that, upon the request of the executive committees of UTI-MD's and Employer's respective boards of directors, Employee shall remain as a director (and, at such executive committee's request, the Chairman) of UTI-MD and/or Employer for a period of up to twelve months from the Separation Date for no additional consideration other than the standard compensation, if any, paid to a non-executive director of UTI-MD and Employer, respectively. Effective upon the Separation Date, the Employment Agreement shall be terminated in all respects other than Section 6 thereof, which shall remain in effect for the period set forth therein and is incorporated by reference herein, and Employee's rights to wage continuation, benefits entitlements and any other privileges or benefits of employment shall be governed solely by this Agreement.

          2.    Transition Benefits.    Employer will provide Employee with the following benefits for the time periods described below:

            a.    Severance Payment.    Beginning with Employer's first regularly scheduled payroll date after the Termination Date, Employer will pay to Employee $55,996 per month, less all applicable taxes and other legally required deductions and withholdings (the "Severance Payment") for a period of 24 months ending on the second anniversary of the Termination Date (the "Severance Payment Period"). Such Severance Payments shall be made on regularly scheduled payroll dates in accordance with Employer's payroll practices applicable to executives. The Severance Payments represent and shall be in lieu of amounts otherwise owed to Employee upon his termination pursuant to all agreements previously entered into between Employer and Employee, including but not limited to those described below. The parties agree that $27,083 of the Severance Payment represents Employee's entitlement to continuation of wages that otherwise would have been payable under the Employment Agreement, $813 of the Severance Payment represents the amount that Employer would have contributed on behalf of Employee under Employer's 401(k) plan, $183 of the Severance Payment represents an additional severance amount Employer has agreed to pay Employee in connection with the automobile allowance provided under the Employment Agreement, and the remaining $27,917 of the Severance Payment is attributable to and in full satisfaction of the amount to be paid pursuant to the Employee's Deferred Compensation Account (including any interest owed by Employer thereon) under the Deferred Compensation Plan (the "Deferred Compensation Amount"). UTI-MD acknowledges and agrees that the Deferred Compensation Amount is not subject to FICA withholding. Employee acknowledges and agrees that he is solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, which at any point may be found to be due by Employer on or as a result of any amount that is paid by Employer or UTI-MD under this Agreement, and Employee agrees to indemnify, defend and hold Employer, UTI-MD and their subsidiaries, predecessors and successors harmless from any claim or liability for any such taxes and related penalties and/or interest, in the event such taxes, penalties and/or interest are assesses by the United States Internal Revenue Service or any other taxing authority. Employer acknowledges and agrees that it is solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, which at any point may be found to be due by Employer on or as a result of any amount that is paid by Employer or UTI-MD under this Agreement, and Employer agrees to indemnify, defend and hold Employee harmless from any claim or liability for any such taxes and related penalties and/or interest, in the event such taxes, penalties and/or interest are assessed by the United States Internal Revenue Service or any other taxing authority. In the event of Employee's death or incapacitating mental or physical disability during the Severance Payment Period, the Severance Payments will continue and will be paid to Employee's beneficiary, in accordance with Employee's Designation of Beneficiary, attached hereto at Exhibit A.

            b.    Health Care and Dental Coverage.    Employer will continue to provide Employee and his dependents with equivalent health care coverage as that provided by Employer to Employee on the Separation Date. Employer will continue to provide Employee and his dependents with health care and dental coverage until the conclusion of the Severance Payment Period. Upon termination of Employee's participation, Employee may extend the health care and dental coverage in effect at the time in accordance with the provisions of COBRA, 29 U.S.C. §§ 1161 et seq., to the extent such extended coverage is available under COBRA.

            c.    Automobile Allowance.    During the Severance Payment Period, Employer shall continue to provide Employee with an automobile allowance equal to, and paid in the same manner as, the automobile allowance paid to Employee on the Separation Date. Employee understands and agrees that Employee's automobile will not be used in connection with Employer's business after the Separation Date and that, as a result, any automobile allowance paid thereafter may be subject to tax. Employee is solely responsible for any taxes resulting to Employee from Employer's payment of the automobile allowance hereunder.

            d.    Association Dues.    During the Severance Payment Period, Employer will continue to reimburse Employee for all dues and associated expenses for Employee's participation in the Young President's Organization; provided, however, that Employer shall not be required to pay any amount under this Section 2(d) in excess of $40,000 in either the first or second twelve months of the Severance Payment Period.

          3.    Accrued and Unused Vacation.    On the first regular payroll date following the Separation Date, in addition to the first Severance Payment, Employer will pay to Employee all accrued and unused vacation time pursuant to its policies. Employee understands and agrees that no further vacation will accrue to Employee as of the Separation Date.

          4.    Stock Options.    Employee retains certain rights associated with stock options previously granted to Employee by UTI-MD pursuant to the terms of the Deferred Compensation Plan or the Option Plan, as applicable, and the associated grant agreements between Employee and UTI-MD (collectively, the "Plan Documents"). Pursuant to the terms of the Plan Documents and the effects of a subsequent stock split on certain stock options granted thereunder, UTI-MD acknowledges and agrees that, upon Employee's termination and assuming Employee has not exercised any options prior to such time, Employee will be (a) 60% vested in 41,400 incentive stock options (the vesting and exercise of which will be governed by that certain Stock Option Agreement Grant # 5, dated June 1, 2000, between UTI-MD and Employee), (b) 100% vested in 281,250 nonqualified stock options (the exercise of which will be governed by that certain Stock Option Agreement Grant # 14, dated June 1, 2000, between UTI-MD and Employee), and (c) 20% vested in 9,000 incentive stock options (the vesting and exercise of which will be governed by that certain Stock Option Agreement Grant # 1201, dated February 14, 2002, between UTI-MD and Employee) to acquire UTI-MD's common stock. Employee understands and agrees that any unvested UTI-MD stock options owned by Employee will terminate as of the Separation Date and will no longer be outstanding. For the purpose of interpreting the Plan Documents, Employee's termination will be considered to be involuntary and without Cause (as defined therein).

          5.    Confidentiality of Agreement.    Employee and Employer agree that as a material condition of this Agreement, neither shall disclose the terms or conditions of this Agreement to any third party or entity. However, this paragraph will not prohibit either party from disclosing the terms and conditions of this Agreement to their respective attorneys, tax advisors or accountants, or to any person as may be required by law or ordered by any state or federal administrative agency, tribunal or court of law, nor shall this paragraph preclude either Employer or Employee from disclosing the terms of this Agreement as may be necessary in defense of any action brought by one party against the other with respect to any matter addressed by this Agreement. Notwithstanding any other provision of this Agreement, any party to this Agreement (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure, provided that in connection with any such disclosure all references to the settlement amount paid pursuant to this Agreement, and other figures from which the settlement amount may be estimated or calculated, shall be redacted.

          6.    Agreement Not To Compete.    Employee hereby agrees that during the Severance Payment Period and for so long as Employer continues to make the Severance Payments, Employee will continue to be bound by the Non-Competition Agreement entered into by Employee, UTI-PA and Employer on May 31, 2000 (the "Non-Competition Agreement"). Upon the expiration of the Severance Payment Period, the Non-Competition Agreement and the Non-Competition Period described therein shall terminate in all respects, except for Section 3 thereof regarding Confidential Information which shall remain in effect in all respects and is incorporated by reference herein. Nothing contained in this Agreement or upon the termination of the Non-Competition Agreement shall limit Employee's right to provide services to, own equity in, or pursue the business of eVasc, L.P. ("eVasc") or Medical Device Investment Holdings Corp. ("MDIH"), the licensee and holder of all rights pursuant to the License and Technical Assistance Agreement entered into between Employer and MDIH on June 1, 2000 ("License Agreement") or any other agreements between UTI and MDIH that may be entered into after the date of the Amendment as such agreements may be amended from time to time, all as provided in and permitted by Paragraph 1(a) of the Non-Competition Agreement, nor shall it restrict or otherwise limit MDIH's rights pursuant to the License Agreement.

          7.    Return of Corporate Property.    On or prior to the Separation Date, Employee shall deliver promptly to Employer all records and property as required pursuant to paragraph 4(e) of the Employment Agreement. Employee further acknowledges and agrees that his access to such property and facilities cease immediately upon the Separation Date, and he shall be responsibility for reimbursing Employer for all personal expenses associated with any of the foregoing incurred after that date.

          8.    General Release of Claims.    Employee for himself and his respective administrators, executors, agents, representatives, beneficiaries and assigns, and Employer (as defined below) do waive, release and forever discharge each other of and from any and all "Claims" (as defined below). Both agree not to file a lawsuit to assert any such Claim. This release covers all Claims arising from the beginning of time up to and including the date of this Agreement. This release does not cover Claims relating to the validity or enforcement of this Agreement. Further, Employee has not released any claim for indemnity or legal defense available to his due to his service as a board member, officer or director of UTI-MD, Employer or any of their subsidiaries, as provided by the articles of incorporation or bylaws of UTI- MD, Employer and any such subsidiaries, respectively, or by any applicable insurance policy, or under any applicable corporate law.

          The following provisions further explain this general release and covenant not to sue:

            a.    Definition of "Claims".    "Claims" includes without limitation all actions, demands, causes of action, claims and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, of any kind that Employee or Employer now have, or may have or claim to have in the future based on, relating to or arising from Employee's employment with Employer, his service as an officer or board member with Employer, the terms and conditions of his employment or Employee's separation from employment (except as stated above in paragraph 8). More specifically, all of the following are among the types of Claims that will be barred by this release and covenant not to sue (except as stated above in paragraph 8):

      •
      contract claims (whether express or implied);

      •
      tort claims, such as for defamation or emotional distress;

      •
      claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

      •
      claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

      •
      claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state statutes and municipal ordinances;

      •
      claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

      •
      claims under the Family and Medical Leave Act and similar state leave laws;

      •
      claims for wrongful discharge; and

      •
      claims for attorneys' fees, litigation costs and expert fees of any kind.

  This enumeration of the Claims covered by this release is not intended to be, and shall not be construed as, an exhaustive list.

            b.    Definition of Employer.    For purposes of these release provisions "Employer" includes without limitation UTI-MD, Employer, UTI-PA and KRG Capital Partners, LLC, and their past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, and any other affiliate of UTI-MD for which Employee has served in the capacity of officer or director at Employer's request at any time during the Term of the Employment Agreement. It also includes all past, present and future managers, directors, officers, agents, members, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

            c.    Effect of Release and Covenant Not to Sue.    In any action relating to or arising from this Agreement, or involving its application, including but not limited to any action in which this Agreement is asserted as a defense, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorney's fees.

          9.    Consideration Period.    Employee acknowledges that he may have a period of twenty-one (21) days to consider the terms of this offer, including specifically the release of claims under the Age Discrimination in Employment Act as referenced in paragraph 8, above, from the date this Agreement was first presented to him or his legal counsel. Employee understands that he may take the entire 21-day period to consider entering into this agreement, and he acknowledges that if he chooses to sign and return the Agreement before the end of the full 21 days, his decision to shorten the consideration period is knowing and voluntary and was not induced in any way by Employer.

          10.    Revocation Period.    Employee acknowledges that he shall have seven (7) days after signing this Agreement to revoke it if he chooses to do so. If Employee elects to revoke this Agreement, he shall give written notice of such revocation to Employer's Board of Directors in such a manner that it is actually received within the seven (7) day period. The Agreement shall not become effective or enforceable until the expiration of that seven (7) day period. In the event that Employee revokes this Agreement pursuant to Paragraph 10, Employee shall immediately return any payments made by Employer pursuant to this Agreement.

          11.    Consultation with Legal Counsel.    Employee acknowledges that he has been advised to consult with independent legal counsel of his choosing regarding the meaning and binding effect of this Agreement and each and every term hereof, including but not limited to the release of claims under the Age Discrimination in Employment Act, prior to executing it. Employer hereby agrees to reimburse Employee for his reasonable attorneys' fees and costs incurred in connection with the negotiation and preparation of this Agreement, such amount to be paid within thirty (30) days of submission to Employer. Employee, intending to be legally bound hereby, certifies and warrants that he had read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.

          12.    Non-Disparagement.    Employer and Employee agree that neither will engage in any activity or make any statement that may disparage or reflect negatively on the other, including those entities and individuals related to Employer as defined in the paragraph 8 of this Agreement.

          13.    References.    Employer will provide Employee with a favorable reference consistent with the Letter attached as Exhibit B.

          14.    Integration.    Except as expressly provided herein, this Agreement contains the entire understanding of the parties and supersedes all verbal and written agreements, and there are no other agreements, representations or warranties between the parties not referenced or set forth in this Agreement.

          15.    Settlement of Disputes.

            a.    Arbitration.    Except as provided in paragraph 16(c), any claims or disputes of any nature between Employer and Employee arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by Employer shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with, as applicable, the Commercial Arbitration Rules or Rules for Resolution of Employment Disputes then existing of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. In the event that the arbitrator finds one party to be the "substantially prevailing party," the fees of the arbitrator(s) and other costs, including attorneys' fees, incurred by Employee and Employer in connection with such arbitration shall be paid by the party who or which is unsuccessful in such arbitration. If the arbitrator fails to find that either party substantially prevailed, each party shall bear its own expenses.

            b.    Binding Effect.    The decision of the arbitrator(s) shall be in writing and shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

            c.    Resolution of Certain Claims—Injunctive Relief.    Paragraph 16(a) shall have no application to claims by Employer asserting a violation of paragraphs 6 or 7 of this Agreement or seeking to enforce, by injunction or otherwise, the terms of paragraphs 6 or 7. Such claims may be maintained in a lawsuit subject to the terms of paragraph 16(c). Employee acknowledges that it would be difficult to fully compensate Employer for damages resulting from any breach by him of this Agreement. Accordingly, Employee aggress that, in addition to, but not to the exclusion of any other available remedy, Employer shall have the right to enforce the provisions of paragraphs 6 or 7 of this Agreement by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction.

            d.    Venue.    Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, or any provisions hereof, shall be litigated only in the courts of Philadelphia County, Pennsylvania. Employee and Employer consent to the jurisdiction of such courts over the subject matter set forth in paragraph 15(c).

          16.    Governing Law.    Except to the extent superseded by federal law (e.g., ERISA), this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect the choice of law provisions of any state.

          17.    Headings.    The headings in this Agreement are included solely for ease of reference and shall not be applied or construed to limit or expand upon the rights created hereunder.

          18.    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same agreement. Each party shall execute this Agreement twice and each party shall retain an original.

          19.    Notices.    Except as provided herein, any notice required by this Agreement shall be deemed effectively provided if sent by certified mail or overnight delivery to the parties as follows:

To Employee:	Andrew D. Freed 235 Ridgeview Drive Collegeville, PA 19426
With copy to:	Raymond D. Agran, Esquire Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 Fax: (215) 864-9976
To UTI-MD: UTI-PA or Employer	UTI Corporation 200 West 7th Avenue Collegeville, PA 19426 Attention: Stewart Fisher Fax (610) 409-2470
With copy to:	Christopher J. Walsh, Esquire Hogan & Hartson L.L.P. 1200 17th Street, Suite 1500 Denver, Colorado 80202 Fax: (303) 899-7333

        IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ ANDREW D. FREED Andrew D. Freed
UTI Corporation (Maryland)
By:	/s/ BRUCE L. ROGERS
Name:	Bruce L. Rogers
Title:	Vice President and Director
UTI Corporation (Pennsylvania)
By:	/s/ BRUCE L. ROGERS
Name:	Bruce L. Rogers
Title:	Vice President and Director
Medical Device Manufacturing, Inc.
By:	/s/ BRUCE L. ROGERS
Name:	Bruce L. Rogers
Title:	Vice President and Director

Exhibit A
DESIGNATION OF BENEFICIARY
UNDER CONFIDENTIAL SEPARATION AGREEMENT
BETWEEN UTI CORPORATION AND ANDREW FREED

In the event that I, Andrew Freed, die or incur an incapacitating mental disability during the Severance Payment Period, as defined in the Confidential Separation Agreement and Release of Claims between UTI Corporation (Maryland), UTI Corporation (Pennsylvania), Medical Device Manufacturing, Inc. and me, to which this Designation of Beneficiary is attached, I hereby designate the following beneficiary to receive the remainder of my Severance Payments:

Name of Primary Beneficiary:

Social Security Number:

Address:

Name of Secondary Beneficiary:

Social Security Number:

Address:

The above Designation of Beneficiary supersedes all previous designations made by me for purposes of my Severance Payments.

Signature
Date

Exhibit B

LETTER OF REFERENCE

To Whom It May Concern:

        This letter will confirm that Andrew D. Freed was employed by UTI Corporation from June 28, 1983 until [TERMINATION DATE TO BE INSERTED]. He served as President, CEO and as a Member of the Board of Directors of UTI from March 1994 until his departure on mutually satisfactory terms, and also served as Chairman of the Board of Directors beginning in February 2001.

        During his employment, he performed his responsibilities with diligence, confidentiality and professionalism. Mr. Freed served as a valuable member of our management team.

Very truly yours,
UTI Corporation
By:

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  Exhibit 10.6
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Exhibit A DESIGNATION OF BENEFICIARY UNDER CONFIDENTIAL SEPARATION AGREEMENT BETWEEN UTI CORPORATION AND ANDREW FREED
Exhibit B LETTER OF REFERENCE